Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-265978) on Form S-3 and (Nos. 333-257027 and 333-265977) on Form S-8 of our report dated March 30, 2023, with respect to the consolidated and combined financial statements of Centessa Pharmaceuticals plc and the Centessa Predecessor Group.

/s/ KPMG LLP

Boston, Massachusetts
March 30, 2023